Exhibit 99.1

Contact:

Cell Genesys, Inc.

Victoria Soares, 650-266-3200

Investor Relations

Cell Genesys Announces Second Quarter 2009 Financial Results

SOUTH SAN FRANCISCO, Calif.—(BUSINESS WIRE)—August 5, 2009—Cell Genesys, Inc. (NASDAQ:CEGE) today reported financial results for the second quarter 2009. The company reported a net loss of $3.8 million ($0.04 per fully diluted share), for the second quarter of 2009, compared to a net loss of $2.8 million ($0.03 per fully diluted share) for the corresponding period in 2008. The increase in net loss was primarily the result of recognizing non-cash losses in 2009 related to a warrant liability as compared to recognizing non-cash gains in 2008, partially offset by gains from the repurchase and exchange of convertible senior notes in 2009.

As of June 30, 2009, the Company had $35.6 million in cash, cash equivalents and short-term investments, and $22.0 million aggregate face value of outstanding convertible senior notes consisting of $1.2 million of the Company’s 3.125% Convertible Senior Notes due in 2011, or the Existing Notes, and $20.8 million of the Company’s 3.125% Convertible Senior Notes due in May 2013, or the New Notes.

During the second quarter of 2009, the Company continued to pursue strategic alternatives, including merger with or acquisition by another company, further restructuring of the Company and allocation of its resources toward other biopharmaceutical product areas, sale of the Company’s assets and liquidation of the Company. In June 2009, the Company announced that it entered into a definitive merger agreement with BioSante Pharmaceuticals, Inc., or BioSante, by which the companies will merge in an all-stock transaction, with BioSante continuing as the surviving company.

Second Quarter 2009 and Other Recent Highlights

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Announced in June 2009 that the Company entered into a definitive merger agreement with BioSante by which the companies will merge in an all-stock transaction, with BioSante continuing as the surviving company. Under the terms of the merger agreement, Cell Genesys stockholders will receive 0.1615 of a share of BioSante common stock for each share of Cell Genesys common stock Cell Genesys stockholders own, subject to potential upward or downward adjustment, in accordance with a formula in the merger agreement based on Cell Genesys’ net cash. Based on the companies’ closing stock prices on June 29, 2009, this represented $0.347 per share of consideration to be received by Cell Genesys stockholders, or a total consideration of approximately $38 million, and a premium of 12 percent to the closing sale price of Cell Genesys common stock on that date. Upon completion of the transaction, BioSante stockholders prior to the merger are expected to own approximately 60.4 percent of the outstanding shares of the combined company and Cell Genesys’ former stockholders are expected to own 39.6 percent, assuming the exchange ratio is not adjusted and the number of outstanding shares of BioSante and Cell Genesys remain unchanged.

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Announced in June 2009 that the Company commenced a tender offer, or the Exchange Offer, to exchange all of the $68.3 million aggregate principal amount of its Existing Notes, at a purchase price for each $1,000 principal amount of (i) $500 in cash, plus accrued interest, (ii) approximately $140 worth of common stock equal to approximately 206 shares of common stock, and (iii) $310 of the New Notes. In June 2009, as a result of the Exchange Offer, the Company repurchased an aggregate of $67.1 million face value of its Existing Notes for approximately $33.5 million in cash and $0.3 million in accrued interest, 13.8 million shares of common stock, and $20.8 million in principal of the New Notes. The Exchange Offer was commenced in connection with a Settlement and Exchange Support Agreement the Company entered into with Tang Capital Partners, LP, or Tang Capital, on May 10, 2009, in settlement of a creditor derivative lawsuit filed by Tang Capital on May 5, 2009 in The Court of Chancery of the State of Delaware against the Company and its directors and executive officers. The lawsuit sought, among other things, a declaration that the Company is insolvent and an injunction prohibiting previously disclosed executive retention payments. On July 1, 2009, following the completion of the Exchange Offer and pursuant to the terms of the Settlement and Exchange Support Agreement, Tang Capital withdrew the lawsuit.

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Announced in May 2009 that in order to facilitate the pursuit of potential alternatives and to reduce the cash payment required under the terms of Capital Ventures International’s, or CVI, warrant to purchase approximately 8.5 million shares of Cell Genesys common stock in the event the Company were to consummate certain transactions, the Company entered into a Warrant Exchange Agreement with CVI, resulting in the issuance of 8.0 million shares of Cell Genesys common stock and reducing the cash payment due to CVI upon the consummation of such transactions to $277,000 as of June 30, 2009. The cash payment value was estimated to be approximately $4.2 million on the last trading day prior to the execution of such agreement and had exceeded $5 million for 10 of the 20 prior trading days prior to the execution of such agreement, reaching a high of approximately $6.7 million on April 28, 2009.

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Completed the termination of facility leases for the Company’s manufacturing facility in Hayward, California following a payment of $3.6 million and the issuance of one million shares of common stock to the Hayward landlord in April 2009. The Company would have been obligated to make rental payments of approximately $24 million through the lease expiration in 2017 for Hayward if it had not terminated these leases.

About Cell Genesys, Inc.

Cell Genesys is headquartered in South San Francisco, California. For additional information, please visit the Company’s website at www.cellgenesys.com.

Forward-Looking Statements made herein about the Company, other than statements of historical fact, including statements about future restructuring plans and the Company’s exploration of strategic alternatives including merger with or acquisition by another company, liquidation of the Company, additional restructuring, repurchase of additional amounts of convertible notes and allocation of its remaining resources toward other biopharmaceutical product areas are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks and uncertainties associated with the ability to complete the proposed merger with BioSante Pharmaceuticals, Inc., whether the merger will achieve the anticipated benefits, the occurrence of additional costs, expenses or other liabilities of the merger, including without limitation as a result of any litigation or claim asserted in connection with a potential transaction, the possibility that in the event of liquidation the stockholders may receive little or no distribution from the Company, the ability to raise capital, operating expense levels, and other risks. For information about these and other risks which may affect Cell Genesys, please see the Company’s reports on Form 10-K, 10-Q, and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information in this press release.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(unaudited, in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue	$—	$16,566	$747	$29,984
Operating expenses:
Research and development	—	25,289	493	54,554
General and administrative	3,636	4,606	10,596	9,989
Restructuring charges	669	—	3,293	—

Total operating expenses	4,305	29,895	14,382	64,543

Loss from operations	(4,305)	(13,329)	(13,635)	(34,559)
Other income (expense):
Gain from purchase and exchange of convertible senior notes	4,407	—	5,893	—
Gain (loss) related to warrant liability	(3,322)	5,716	(3,699)	5,716
Interest and other income	88	1,095	302	2,470
Loss from sale of property and equipment	(162)	—	(252)	(8)
Interest expense	(550)	(2,548)	(1,159)	(5,108)

Loss before income taxes	(3,844)	(9,066)	(12,550)	(31,489)
Income tax benefit (provision)	—	6,311	—	6,182

Net loss	$(3,844)	$(2,755)	$(12,550)	$(25,307)

Basic and diluted net loss per common share	$(0.04)	$(0.03)	$(0.14)	$(0.31)

Weighted average shares of common stock outstanding – basic and diluted	92,174	82,506	89,492	80,583

CONSOLIDATED BALANCE SHEET DATA (in thousands)
			June 30, 2009	December 31, 2008
			(unaudited)	Note 1
Cash, cash equivalents and short-term investments, including restricted cash			$35,555	$86,101
Receivable from collaborative partner			—	6,506
Prepaid expenses and other current assets			810	2,740
Property and equipment, net			208	1,577
Unamortized debt issuance costs and other assets			15	1,049

Total assets			$36,588	$97,973

Other current liabilities			$2,112	$5,503
Current portion of interest due on convertible senior notes due 2013			662	—
Accrued restructuring			938	4,851
Warrant liability			277	633
Other liabilities			—	4,006
Convertible senior notes due 2011 principal portion			1,234	70,867
Convertible senior notes due 2013 principal portion			20,783	—
Non-current portion of interest due on convertible senior notes due 2013			1,840	—
Stockholders’ equity			8,742	12,113

Total liabilities and stockholders’ equity			$36,588	$97,973

Note 1. Derived from audited financial statements.